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                                                                      Exhibit 15

                  ACKNOWLEDGMENT LETTER OF INDEPENDENT AUDITORS



Shareholders and Board of Directors
KeyCorp

We are aware of the incorporation by reference in Post-Effective Amendment No. 1 to the Registration Statement (Form S-3 Nos. 333-76619 and 333-76619-01) and related Prospectus of KeyCorp and KeyCorp Capital III of our report, dated April 13, 1999, relating to the unaudited condensed consolidated interim financial statements of KeyCorp, included in the Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.

Pursuant to Rule 436(c) of the Securities Act of 1933, our report is not a part of the Registration Statements prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.


                                                   /s/ Ernst & Young LLP

Cleveland, Ohio
July 8, 1999